CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of First Bancorp of Indiana, Inc. on Forms S-8 (Nos. 333-36076, 333-76046 and 333-111554) of our report dated November 15, 2005, on our audits of the consolidated financial statements of Home Building Bancorp, Inc. as of September 30, 2005 and 2004, and for the years then ended, which report appears in the Registration Statement on Form S-4 of First Bancorp of Indiana, Inc. (No. 333-135892) and is incorporated by reference in this Current Report on Form 8-K/A.

Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Indianapolis, Indiana
November 1, 2006